Exhibit 99.1

2003-9

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON THIRD QUARTER EARNINGS TOTAL $0.63 PER SHARE

•	Earnings per share total $0.63; $0.42 before the cumulative effect of an accounting change, vs. $0.37 a year ago

•	Orders ahead of year-ago pace, backlog nearly $1 billion

HOUSTON (October 28, 2003) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $36.2 million, or $0.63 per share, for the quarter ended September 30, 2003. This compares with net income of $20.7 million, or $0.37 per share, for the third quarter of 2002. Included in the current quarter was income of $12.2 million, or $0.21 per share, related to the cumulative effect of adopting a newly issued accounting standard. In addition, the quarter’s selling and administrative expense included after-tax charges totaling $4.3 million, or $0.08 per share, related to the Company’s efforts to acquire a certain oil service business and, to a lesser extent, for severance costs in the Cameron division. Total revenues for the quarter were $429.1 million, up 12 percent from 2002’s $383.8 million, and income before the adoption of the accounting change was $24.0 million, up nearly 16 percent from 2002’s $20.7 million.

Accounting standard adopted, charges taken for acquisition efforts and severance; consolidated revenues increase, both year-over-year and sequentially

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that the Company was required to adopt Financial Accounting Standards No. 150 (FAS 150), which came into effect July 1, 2003. Under FAS 150, the estimated fair value of the Company’s stock purchase agreements was recorded as a cumulative effect of an accounting change upon adoption of the Standard. In August, the Company closed out these agreements, which had a market value of $50.2 million, for a cash payment of approximately $38.0 million, resulting in a net $12.2 million gain. The associated shares were placed into treasury stock. Cooper Cameron currently has no agreements outstanding that are subject to FAS 150.

     Erikson also noted that selling and administrative expenses for the quarter included $4.3 million of after-tax charges, or $0.08 per share, related to costs incurred in connection with the

Company’s efforts to acquire a certain oil service business, as well as employee severance costs associated with a voluntary reduction in force program in Cameron. Erikson further noted that Cameron expects to incur approximately $3.0 million, after tax, of additional costs associated with this reduction in force program in the fourth quarter. He noted that the annual savings associated with this program are expected to be approximately $8.0 million.

     Erikson said Cooper Cameron’s consolidated revenues for the quarter were higher than year-ago levels and on a sequential basis, due primarily to increases in the Cameron division’s subsea business. He also noted that the Company’s quarterly consolidated income before taxes was higher, both year-over-year and sequentially, primarily due to an increase at Cameron.

Cameron results reflect increase in subsea project revenues

     Erikson noted that although each of Cameron’s product lines showed revenue increases from year-ago levels, subsea-related revenues accounted for the majority of the increase in the division’s profits. “While subsea revenues are higher sequentially,” Erikson said, “we have not seen them increase at the pace we had expected during the second half of 2003.” Erikson also noted that the timing of equipment deliveries on subsea projects will continue to be a significant factor in the Company’s performance for the next few quarters.

Cooper Cameron Valves (CCV) revenues increase due to Nutron acquisition

     CCV’s oilfield valve quarterly revenues were up from the prior year due mainly to the December 2002 acquisition of Nutron Industries, offsetting a decline in the engineered products business. Sequentially, revenues increased about five percent and margins improved across the division’s product lines. Erikson noted that CCV’s margins, while relatively stable year-to-date, may come under some pressure during the balance of the year as a result of continued weakness in the pipeline ball valve market resulting from, among other factors, fewer domestic projects and pricing deterioration.

Cooper Compression results reflect difficult market

     Cooper Compression’s quarterly revenues were flat sequentially, but previously undertaken cost improvement programs positively impacted margins for the quarter. Margins are expected to continue to show a positive trend in the fourth quarter.

Fourth quarter earnings to be similar to third

     “We currently expect Cooper Cameron’s fourth quarter earnings to be approximately $0.45 to $0.50 per share, which includes additional severance charges of approximately $0.05 per share,” Erikson said. “This represents a reduction from our earlier expectations, and primarily reflects manufacturing delays caused by third-party suppliers of certain components for Cameron’s subsea equipment, as well as continued softness in the Gulf of Mexico and North

Sea markets.” He noted that it is too early to provide specific guidance for next year, and that the Company expects to provide a forecast of 2004 results shortly after the first of the year.

Cash flows, balance sheet remain strong

     Cooper Cameron’s total debt, net of cash and short-term investments, at September 30, 2003 was $151.7 million, down from $168.8 million at December 31, 2002. Erikson noted that during the quarter, the Company spent approximately $38.0 million on share repurchase and $13.6 million on capital expenditures. The Company’s net debt-to-total capitalization ratio at the quarter’s end was approximately 12.1 percent. Erikson said that Cooper Cameron’s focus on generating cash from operations has given the Company the flexibility to pursue such opportunities as acquisitions and stock repurchases.

Annual orders ahead of year-ago pace, backlog near record levels

     Orders received during the third quarter of 2003 totaled $421 million, up three percent sequentially, but down 30 percent from $601 million a year ago, which was the highest quarterly orders total in the Company’s history. Erikson noted that the Company’s total orders for the first nine months of the year, at $1.34 billion, are ahead of 2002’s pace. “We expect full-year 2003 orders to exceed revenues,” Erikson said, “allowing us to once again post an increase in total backlog for the year.”

     At September 30, 2003, the Company’s backlog was $980 million, down slightly from a high of $989 million, reached as of the end of the second quarter. Backlog is up 15 percent from the September 30, 2002 level of $850 million.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Visit Cooper Cameron’s home page on the World Wide Web at www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future order levels, revenues and earnings of the Company (including fourth quarter earnings per share estimates), made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors that can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; variations in global economic activity; and changes in the financial markets. In particular, current and projected oil and gas prices historically have affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels in reliance thereon.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable securities laws and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Cameron	$267.7	$220.1	$738.3	$672.6
Cooper Cameron Valves	79.9	74.8	227.7	213.9
Cooper Compression	81.5	88.9	225.1	266.8

Total revenues	429.1	383.8	1,191.1	1,153.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	305.4	271.8	845.9	818.4
Depreciation and amortization	21.2	19.3	62.0	57.5
Selling and administrative expenses	69.5	64.0	209.0	188.8
Interest income	(1.5)	(2.3)	(4.0)	(6.2)
Interest expense	2.1	1.9	6.3	6.3

Total costs and expenses	396.7	354.7	1,119.2	1,064.8

Income before income taxes and cumulative effect of accounting change	32.4	29.1	71.9	88.5
Income tax provision	(8.4)	(8.4)	(18.7)	(25.7)

Income before cumulative effect of accounting change	24.0	20.7	53.2	62.8
Cumulative effect of accounting change	12.2	—	12.2	—

Net income	$36.2	$20.7	$65.4	$62.8

Basic earnings per common share:
Before cumulative effect of accounting change	$0.44	$0.38	$0.97	$1.16
Cumulative effect of accounting change	0.23	—	0.23	—

Net income	$0.67	$0.38	$1.20	$1.16

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.42	$0.37	$0.95	$1.11
Cumulative effect of accounting change	0.21	—	0.20	—

Net income	$0.63	$0.37	$1.15	$1.11

Cooper Cameron Corporation
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Average common shares outstanding	54.4	54.3	54.6	54.2

Average shares utilized in diluted calculation	59.7	59.7	60.0	59.8

EBITDA:
Cameron	$39.2	$29.2	$101.8	$92.7
Cooper Cameron Valves	12.7	12.3	36.2	37.7
Cooper Compression	10.3	11.3	18.3	29.0
Other	(8.0)	(4.8)	(20.1)	(13.3)

Total	$54.2	$48.0	$136.2	$146.1

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	(unaudited)
	Sept. 30,	Dec. 31,
	2003	2002

Current Assets:
Cash and cash equivalents	$237.5	$273.8
Short-term investments	79.2	25.3
Receivables, net	311.3	304.8
Inventories, net	465.6	387.2
Other	38.0	26.8

Total current assets	1,131.6	1,017.9

Plant and equipment, net	463.1	475.9
Goodwill, net	308.2	301.9
Other assets	199.4	202.0

Total Assets	$2,102.3	$1,997.7

Current Liabilities:
Current portion of long-term debt	$261.9	$4.9
Accounts payable and accrued liabilities	397.7	354.4
Accrued income taxes	17.5	15.5

Total current liabilities	677.1	374.8

Long-term debt	206.5	463.0
Postretirement benefits other than pensions	42.3	45.2
Deferred income taxes	45.6	45.6
Other long-term liabilities	26.9	27.8

Total liabilities	998.4	956.4

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued (54,566,054 at December 31, 2002)	0.5	0.5
Capital in excess of par value	958.9	949.2
Retained earnings	173.6	108.2
Accumulated other elements of comprehensive income	17.9	(14.8)
Less: Treasury stock at cost, 945,440 shares (54,954 shares at December 31, 2002)	(47.0)	(1.8)

Total stockholders’ equity	1,103.9	1,041.3

Total Liabilities and Stockholders’ Equity	$2,102.3	$1,997.7

Cooper Cameron Corporation
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Cash flows from operating activities:
Net income	$36.2	$20.7	$65.4	$62.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16.6	16.6	50.2	50.0
Amortization (primarily capitalized software)	4.6	2.7	11.8	7.5
Cumulative effect of accounting change	(12.2)	—	(12.2)	—
Deferred income taxes and other	5.3	0.5	3.3	2.4
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(32.0)	0.2	1.7	18.1
Inventories	(31.6)	16.9	(64.4)	44.9
Accounts payable and accrued liabilities	26.4	26.2	36.8	(1.5)
Other assets and liabilities, net	(5.2)	(4.3)	(6.3)	(11.7)

Net cash provided by operating activities	8.1	79.5	86.3	172.5

Cash flows from investing activities:
Capital expenditures	(13.6)	(23.6)	(42.8)	(64.3)
Acquisitions	—	(14.7)	—	(20.2)
Sales of short-term investments	26.2	1.1	89.0	76.0
Purchases of short-term investments	(80.8)	(1.5)	(142.7)	(20.8)
Other	4.9	0.3	6.4	3.7

Net cash used for investing activities	(63.3)	(38.4)	(90.1)	(25.6)

Cash flows from financing activities:
Loan borrowings (repayments), net	—	(0.8)	(0.8)	(5.7)
Purchase of treasury stock	(38.0)	—	(38.0)	—
Activity under stock option plans and other	0.6	(1.2)	1.1	1.4

Net cash used for financing activities	(37.4)	(2.0)	(37.7)	(4.3)

Effect of translation on cash	1.4	1.9	5.2	11.4

Increase (decrease) in cash and cash equivalents	(91.2)	41.0	(36.3)	154.0

Cash and cash equivalents, beginning of period	328.7	224.6	273.8	111.6

Cash and cash equivalents, end of period	$237.5	$265.6	$237.5	$265.6

Cooper Cameron Corporation
Orders and Backlog
($ millions)

Orders

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Cameron	$255.5	$457.5	$848.8	$865.8
Cooper Cameron Valves	73.9	58.8	232.8	190.3
Cooper Compression	91.8	84.5	262.3	251.1

Total	$421.2	$600.8	$1,343.9	$1,307.2

Backlog

	Sept. 30,	Dec. 31,	Sept. 30,
	2003	2002	2002

Cameron	$807.1	$695.8	$718.5
Cooper Cameron Valves	64.0	56.1	48.0
Cooper Compression	109.4	75.9	83.2

Total	$980.5	$827.8	$849.7

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2003

		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total

Income (loss) before income taxes	$26.6	$9.5	$5.5	$(9.2)	$32.4
Depreciation & amortization	12.6	3.2	4.8	0.6	21.2
Interest income	—	—	—	(1.5)	(1.5)
Interest expense	—	—	—	2.1	2.1

EBITDA	$39.2	$12.7	$10.3	$(8.0)	$54.2

	Three Months Ended September 30, 2002

		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total

Income (loss) before income taxes	$17.8	$10.3	$6.1	$(5.1)	$29.1
Depreciation & amortization	11.4	2.0	5.2	0.7	19.3
Interest income	—	—	—	(2.3)	(2.3)
Interest expense	—	—	—	1.9	1.9

EBITDA	$29.2	$12.3	$11.3	$(4.8)	$48.0

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2003

		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total

Income (loss) before income taxes	$64.0	$26.5	$5.6	$(24.2)	$71.9
Depreciation & amortization	37.8	9.7	12.7	1.8	62.0
Interest income	—	—	—	(4.0)	(4.0)
Interest expense	—	—	—	6.3	6.3

EBITDA	$101.8	$36.2	$18.3	$(20.1)	$136.2

	Nine Months Ended September 30, 2002

		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total

Income (loss) before income taxes	$59.0	$30.1	$14.8	$(15.4)	$88.5
Depreciation & amortization	33.7	7.6	14.2	2.0	57.5
Interest income	—	—	—	(6.2)	(6.2)
Interest expense	—	—	—	6.3	6.3

EBITDA	$92.7	$37.7	$29.0	$(13.3)	$146.1